EXHIBIT A

                      THE CASH MANAGEMENT TRUST OF AMERICA

Establishment and Designation of Additional Classes of Shares of Beneficial Interest Without Par Value
(the "Instrument")

 The undersigned, being a majority of the Trustees of The Cash Management Trust of America, a Massachusetts business trust (the "Trust"), acting pursuant to
Section 6.1 of the Trust's Declaration of Trust dated February 13, 1976, as amended and restated on December 15, 1987 (the "Declaration of Trust"), hereby further divide and classify the authorized and unissued shares of beneficial interest (together with the shares of beneficial interest without par value, now outstanding, the "Shares") into the ten additional classes of Shares designated below in paragraph 1 (each such class, including the four Share classes previously designated by instruments signed by a majority of the Trustees, is referred to as a "Class" and, collectively, the "Classes"). Each Class (including all currently issued and outstanding shares previously designated as Class A Shares, Class B Shares, Class C Shares and Class F Shares) shall be unlimited in number and have the special and relative rights specified in this Instrument:

 1. The ten additional Classes shall be designated as follows:

Class 529A Class R1
Class 529B Class R2
Class 529C Class R3
Class 529E Class R4
Class 529F Class R5

 2. Each Share of each Class of the Trust shall represent a pro rata beneficial interest in the assets attributable to its Class, and shall be entitled to receive its pro rata share of net assets attributable to that Class of Shares of the Trust upon liquidation of the Trust, all as provided in or not inconsistent with the Declaration of Trust. Unless otherwise provided in this Instrument, each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

 3. Upon the effective date of this Instrument:

  a. Each Share of each Class of the Trust shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters which those Shares (or Class of Shares) shall be entitled to vote. Shareholders of the Trust shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940 (the "Investment Company Act"), and the rules thereunder, in which case only the Shareholders of that Class or those Classes shall be entitled to vote thereon.

  b. Each Class of Shares of the Trust may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Trustees of the Trust in accordance with the Investment Company Act and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the Shares.

  c. Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Trust may, pursuant to a Plan adopted by the Trustees to conform with Rule 18f-3 under the Investment Company Act, or a similar rule, provision, interpretation or order under the Investment Company Act, be charged to and borne solely by that Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

 d. On a business day no later than the fifteenth day of the first calendar month following the expiration of a 96-month period commencing on the first day of the calendar month during which Class 529B Shares were purchased by a holder thereof, such shares (as well as a pro rata portion of any Class 529B Shares purchased through the reinvestment of dividends or other distributions paid on all Class 529B Shares held by such holder) shall automatically convert to Class 529A Shares on the basis of the respective net asset values of the Class 529B Shares and the Class 529A Shares on the conversion date; PROVIDED, HOWEVER, that the Board of Directors, in its sole discretion, may suspend the conversion of Class 529B Shares if any conversion of such shares would constitute a taxable event under federal income tax law (in which case the holder of such Class 529B Shares shall have the right to exchange from time to time any or all of such Class 529B Shares held by such holder for Class 529A Shares on the basis of the respective net asset values of the Class 529B Shares and Class 529A Shares on the applicable exchange date and without the imposition of a sales charge or fee); and PROVIDED, FURTHER, that conversion (or exchange) of Class 529B Shares represented by stock certificates shall be subject to tender of such certificates; and

  e. Subject to the foregoing paragraph and provisions of the Declaration of Trust pertaining to the exchange rights of Class B and Class C Shares, each Class of Shares of the Trust may have such different exchange rights as the Trustees shall determine in compliance with the Investment Company Act.

 4. The Trustees (including any successor Trustees) of the Trust shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any Class, provided that no change shall adversely affect the rights of Shareholders of such Class.

 Except as otherwise provided in this Instrument, the foregoing shall be effective as of the date set forth below.

/s/ Richard G. Capen                    Leonard R. Fuller, as Trustee
Richard G. Capen, as Trustee            /s/ Abner D. Goldstine
/s/ H. Frederick Christie               Abner D. Goldstine, as Trustee
H. Frederick Christie, as Trustee       /s/ Paul G. Haaga, Jr.
/s/ Don R. Conlan                       Paul G. Haaga, Jr., as Trustee
Don R. Conlan, as Trustee               /s/ Richard G. Newman
/s/ Diane C. Creel                      Richard G. Newman, as Trustee
Diane C. Creel, as Trustee              Frank M. Sanchez
/s/ Martin Fenton                       Frank M. Sanchez, as Trustee
Martin Fenton, as Trustee               Dated:  December 18, 2001
/s/ Leonard R. Fuller
